Exhibit g 1 o

Mainstay Funds Trust

November 15, 2017

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02110

Attention: MainStay Group of Funds Client Manager

Re: Mainstay Funds Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as the MainStay Candriam Emerging Markets Equity Fund effective November 15, 2017.

In accordance with Section 30, the Additional Portfolios provision, of the Amended and Restated Master Custodian Agreement dated as of January 1, 2011, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 19 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

MAINSTAY FUNDS TRUST

By:       /s/ Kirk C.Lehneis

Name:  Kirk C. Lehneis

Title:    President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:       /s/ Andrew Erickson

Name:  Andrew Erickson

Title:    Executive Vice President, Duly Authorized

Effective Date: November 15, 2017